SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

  Preliminary proxy statement
  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
   Definitive proxy statement
  Definitive additional materials
  Soliciting material under Rule 14a-12

RUBIO’S RESTAURANTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):

  No fee required
  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

April 12, 2002

To Fellow Stockholders of Rubio’s Restaurants, Inc.:

     You are cordially invited to attend the annual meeting of our stockholders, to be held on Wednesday, June 5, 2002, at 10:00 a.m. Pacific Daylight Savings Time at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

     Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

Sincerely,

Ralph Rubio President, Chief Executive Officer and Chairman of the Board of Directors

Carlsbad, California

YOUR VOTE IS VERY IMPORTANT

     To assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage is needed if mailed in the United States.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL 1: ELECTION OF DIRECTOR
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S 1999 STOCK INCENTIVE PLAN
PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL REPORT
FORM 10-K

RUBIO’S RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2002

TO THE STOCKHOLDERS OF RUBIO’S RESTAURANTS, INC:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Rubio’s Restaurants, Inc., a Delaware corporation, will be held on Wednesday, June 5, 2002 at 10:00 a.m. Pacific Daylight Savings Time at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Directions to Edwards Theatre—San Marcos appear on the back cover of the proxy statement. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

     1.  To elect a director to serve for a three-year term ending in the year 2005 or until the director’s successor is duly elected and qualified;

     2.  To approve an amendment to our 1999 Stock Incentive Plan that will increase the number of shares of our common stock authorized for issuance under our 1999 plan by an additional 300,000 shares to 2,224,608 shares;

     3.  To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 29, 2002; and

     4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

     Only stockholders of record at the close of business on April 11, 2002, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Ralph Rubio President, Chief Executive Officer and Chairman of the Board of Directors

Carlsbad, California, April 12, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2002

General

     The enclosed proxy is solicited on behalf of the board of directors of Rubio’s Restaurants, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Wednesday, June 5, 2002. The annual meeting will be held at 10:00 a.m. at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. These proxy solicitation materials were mailed on or about April 12, 2002, to all stockholders entitled to vote at the annual meeting.

Voting

     The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On April 11, 2002, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 8,979,268 shares of our common stock, par value $0.001, were issued and outstanding. Each stockholder is entitled to one vote for each share of our common stock held by the stockholder on April 11, 2002. Stockholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

     If the enclosed form of proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting in accordance with the instructions specified. If the proxy does not specify how the shares it represents are to be voted, the proxy will be voted FOR the election of the director proposed by the board unless the authority to vote for the election of the director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of proposals 1 and 2 described in the accompanying notice and proxy statement. You may revoke or change your proxy at any time before the annual meeting by filing a notice of revocation or another signed proxy with a later date with the Secretary of the company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

     Proposals of our stockholders that are intended to be presented at our 2003 annual meeting must be received no later than December 13, 2002 to be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2003 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of the proposal not later than December 13, 2002.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTOR

General

     Our board of directors is currently comprised of three classes of directors generally consisting of two directors in each class with staggered three-year terms. The directors in each class serve for their respective terms or until their successors have been duly elected and qualified. Upon expiration of the term of a particular class, directors elected to the class will serve for a term of three years following expiration of the term. The purpose of this proposal is to nominate a director for election to our board of directors for a term ending upon the 2005 annual meeting of stockholders. The proxies cannot be voted for more than one nominee, although a previously announced director resignation has left a vacancy on our board of directors for which no additional nominee is named. The candidate receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected a director of the company. The nominee for election has agreed to serve if elected, and our management has no reason to believe that the nominee will be unavailable to serve. If the nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Nominee for Term Ending Upon the 2005 Annual Meeting of Stockholders

     Craig S. Andrews, J.D., 49, has served as a director since September 1999 and served as our Secretary in 1999. Mr. Andrews has served as a partner in the law firm of Brobeck, Phleger & Harrison LLP since March 1987, except during the period from May 2000 to January 2002 when Mr. Andrews had resigned as a partner to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company. Mr. Andrews specializes in representing emerging growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up companies, has previously served as a director of numerous public and private companies and currently serves as a director of a bank in organization. Mr. Andrews received a BA from the University of California at Los Angeles and a JD from the University of Michigan.

Directors with Term Ending Upon the 2004 Annual Meeting of Stockholders

     Jack W. Goodall, 63, has served as a director and member of our compensation committee since April 2001. Mr. Goodall served as chairman of Jack in the Box Inc. from October 1985 until his retirement in February 2001. Mr. Goodall served as president of Jack in the Box Inc. from 1970 until 1996 and as chief executive officer from 1979 to 1996. Mr. Goodall has served as a director of Ralcorp Holdings, Inc., a public company, since January 2000.

     Timothy J. Ryan, 62, has served as a director since April 1999. Mr. Ryan served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000. From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president. Sizzler International, Inc. filed for bankruptcy protection in June 1996. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division.

Directors with Term Ending Upon the 2003 Annual Meeting of Stockholders

     Kyle A. Anderson, 45, has served as a director since January 1995. Mr. Anderson is a founding member and the managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer oriented private equity investment fund. Rosewood Capital, L.P. owns more than 10% of our common stock. Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of Gardenburger, Inc., a publicly held company, and a number of privately held companies. Mr. Anderson has an MBA from Columbia University and a BA from Princeton University.

     Ralph Rubio, 46, a co-founder, has served as our president, chief executive officer and director since our inception in January 1983 and has served as our chairman of the board of directors since August 1999. Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio has more than 20 years of experience in the restaurant industry.

Board Committees and Meetings

     Our board of directors held nine meetings and acted by unanimous written consent seven times during our fiscal year ended December 30, 2001. Our board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which the director served during our 2001 fiscal year, except Mr. Ryan who attended 71% of such meetings.

     Our compensation committee currently consists of three directors, Mr. Anderson who serves as chairman of the committee, Mr. Goodall and Mr. Ryan, and is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The committee also has the exclusive authority to administer our Employee Stock Purchase Plan and our 1999 plan and to make option grants. The committee held six meetings and acted by unanimous written consent one time during our 2001 fiscal year.

     Our audit committee currently consists of three directors, Mr. Andrews who serves as chairman of the committee, Mr. Anderson and Mr. Ryan, each of whom is independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards. The committee is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. A written charter approved by our board of directors governs the committee. The committee held four meetings during our 2001 fiscal year and acted by unanimous written consent one time.

Director Compensation

     Directors do not receive cash compensation for their service on our board of directors. Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director.

     Under the automatic option grant program in effect under our 1999 plan, each individual who first joins our board as a non-employee director at any time after May 26, 1999 will receive, at the time of such initial election or appointment, an automatic option grant, to purchase 25,000 shares of our common stock, provided the person has not previously been in our employ or the employ of any parent or subsidiary of ours. In addition, on the date of each annual stockholders’ meeting, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not the individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 5,000 shares of our common stock, provided the individual has served as a non-employee member of our board of directors for at least six months. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of our board of directors or immediately following the consummation of any merger or asset sale if the options are not assumed by the successor corporation. The option will be immediately exercisable for all of the option shares and will be fully vested.

     In January 2001, we granted options to purchase 5,000 shares of our common stock each to Mr. Anderson, Mr. Andrews and Mr. Ryan. The per-share exercise price in effect under the options is $4.69, the fair market value per share of our common stock on the grant date. These options are immediately exercisable and are fully vested.

     Also in April 2001, we granted options to purchase 25,000 shares of our common stock to Mr. Goodall in connection with his appointment to our board of directors. The per-share exercise price in effect under the options is $3.40, the fair market value per share of our common stock on the grant date. These options are immediately exercisable and are fully vested.

     In June 2001 in accordance with the automatic option grant program in effect under our 1999 plan, we granted options to purchase 5,000 shares of our common stock each to Mr. Anderson, Mr. Andrews and Mr. Ryan. The per-share exercise price in effect under the options is $5.59, the fair market value per share of our common stock on the grant date. These options are immediately exercisable and are fully vested.

     In October 2001, we entered into a six-month consulting agreement with Mr. Goodall. The agreement provides for Mr. Goodall to apply his past restaurant expertise in advising us on market rationalization, marketing review and real estate. In lieu of cash compensation, we granted Mr. Goodall options to purchase 25,000 registered shares of our common stock in accordance with our 1999 plan that were immediately vested and exercisable. In addition, Mr. Goodall received additional options to purchase 25,000 unregistered shares of our common stock that were granted outside of our 1999 plan and vest over a six-month period after the grant date. We currently intend to register these shares with the SEC as soon as practicable. The per-share exercise price in effect under the options is $3.05, the fair market value per share of our common stock on the grant date.

Recommendation of our Board of Directors

     Our board of directors recommends that our stockholders vote FOR the election of the nominee listed above.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S 1999 STOCK INCENTIVE PLAN

     Our stockholders are being asked to approve an amendment to our 1999 Stock Incentive Plan that will increase the number of shares of our common stock authorized for issuance under our 1999 plan by an additional 300,000 shares to 2,224,608 shares. Our board of directors adopted the amendment in April 2002, subject to stockholder approval at the annual meeting.

     The increase to the share reserve will assure that a sufficient reserve of our common stock remains available under our 1999 plan to allow us to continue to use equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. Equity incentives play a significant role in our efforts to remain competitive in the market for talented individuals, and we rely on equity incentives as a means to attract and retain highly qualified individuals in the positions vital to our success.

     The following is a summary of the principal features of our 1999 plan. A copy of our 1999 plan is attached as an appendix to this proxy statement. Additionally, any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the company at our principle executive offices in Carlsbad, California. Our 1999 plan became effective in March 1999 and serves as the successor to the following predecessor plans: our 1993 stock option/stock issuance plan, our 1995 stock option/stock issuance plan and our 1998 stock option/stock issuance plan. The predecessor plans terminated in connection with the initial public offering of our common stock. All outstanding options under the predecessor plans at the time of termination were transferred to our 1999 plan.

Equity Incentive Programs

     Our 1999 plan consists of five separate equity incentive programs: (1) the discretionary option grant program, (2) the salary investment option grant program, (3) the stock issuance program, (4) the automatic option grant program, and (5) the director fee option grant program. The principal features of each program are described below.

     Our compensation committee has the exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to our executive officers and non-employee board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, both our board of directors and any secondary committee of one or more board members appointed by our board of directors also has separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee board members. In addition, our board of directors acting by disinterested majority has the exclusive authority to make any discretionary option grants or stock issuances to members of our compensation committee.

     Our compensation committee has the exclusive authority to determine which of our executive officers and other highly compensated employees are eligible to participate in the salary investment option grant program in the event it is activated for one or more calendar years. Neither our compensation committee, any secondary committee nor our board of directors will exercise any administrative discretion with respect to option grants under the salary investment option grant, automatic option grant or director fee option grant programs. All grants under those latter three programs will be made in strict compliance with the express terms of each program.

     The term “plan administrator”, as used in this summary, will mean our compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under our 1999 plan.

Share Reserve

     As of March 1, 2002, 2,224,608 shares of our common stock had been reserved for issuance over the term of our 1999 plan, which includes the 300,000-share increase that is the subject of this proposal. The number of shares reserved for issuance under our 1999 plan will automatically increase on the first trading day in January of each calendar year, by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 450,000 shares.

     In addition, no participant in our 1999 plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuance for more than 500,000 shares of our common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute re-approval of that 500,000-share limitation for purposes of Internal Revenue Code Section 162(m) so that any compensation attributable to the exercise of options granted under our 1999 plan or the sale of shares purchased under those options will qualify as performance-based compensation that is not subject to the $1 million limitation per person imposed on the income tax deductibility of the compensation paid to certain of our executive officers.

     The shares of our common stock issuable under our 1999 plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market.

     Shares subject to any outstanding options under our 1999 plan that expire or otherwise terminate prior to exercise, including options transferred from the predecessor plans and options cancelled in accordance with the cancellation-regrant provisions described below, will be available for subsequent issuance. Unvested shares issued under our 1999 plan and subsequently repurchased by us, at the option exercise price or direct issue price paid per share, pursuant to our purchase rights under our 1999 plan will be added back to the number of shares reserved for issuance under our 1999 plan and will accordingly be available for subsequent issuance.

Eligibility

     Officers, employees, non-employee board members and consultants and other independent advisors in our service or in the service of our parent or subsidiary corporations, whether now existing or subsequently established, are eligible to participate in the discretionary option grant and stock issuance programs. Participation in the salary investment option grant program is limited to our executive officers and other highly compensated employees. Participation in the automatic option grant and director fee option grant programs is limited to non-employee members of our board of directors.

     As of March 1, 2002, approximately 205 employees, including five executive officers and four non-employee board members, were eligible to participate in the discretionary option grant and stock issuance programs, the five executive officers together with one other highly compensated employee were eligible to participate in the salary investment option grant program, and the four non-employee board members were eligible to participate in the automatic option grant and director fee option grant programs.

Valuation

     The fair market value per share of our common stock on any relevant date under our 1999 plan will be deemed to equal the closing selling price per share on that date on the Nasdaq National Market. On March 1, 2002, the fair market value per share of our common stock determined on such basis was $4.69.

Discretionary Option Grant Program

     The plan administrator has complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule, if any, to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally become exercisable for fully-vested shares in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

     The exercise price for the shares of common stock subject to option grants made under our 1999 plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, up to the expiration of the option term, and/or to accelerate the exercisability or vesting of the options in whole or in part. This discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

     The plan administrator also has the authority to effect, with the consent of the affected option holders, the cancellation of outstanding options under the discretionary option grant program, including options transferred from the predecessor plans, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     The plan administrator is authorized to issue tandem stock appreciation rights in connection with option grants made under the discretionary option grant program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from us equal in an amount equal to the excess of (a) the fair market value of the vested shares of our common stock subject to the surrendered option over (b) the total exercise price payable for those shares. The plan administrator has the discretion to make any appreciation distribution in cash and/or shares of our common stock.

Salary Investment Option Grant Program

     The plan administrator has the discretion to determine the calendar years, if any, for which the salary investment program will be in effect and to select which of our executive officers and other highly compensated employees will be eligible to participate in the program for any such calendar years. If the plan administrator elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated individuals selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files a timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the amount of salary invested in that option. The total spread on the option shares at the time of grant is the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares. No granted option will have a term in excess of ten years.

     The option will vest and become exercisable in a series of 12 successive equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of us. The option will remain outstanding for vested shares until the earlier of (1) the expiration of the ten year option term or (2) the expiration of the three year period measured from the date the optionee’s service terminates.

     Stockholder approval of this proposal will also constitute pre-approval of each option granted under the salary investment option grant program on the basis of the share increase that is the subject of this proposal and the subsequent exercise of that option in accordance with the terms of the program summarized above.

Stock Issuance Program

     Shares may be issued under the stock issuance program at a price per share not less than their fair market value, payable in cash or through a full-recourse, interest bearing promissory note. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of our common stock may also be issued under the program pursuant to share right awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a designated service period. The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each issuance or award and the vesting schedule to be in effect for the stock issuance or share right award.

     The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. However, the plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

     Outstanding share right awards under the program will automatically terminate, and no shares of our common stock will actually be issued in satisfaction of those awards, if the performance goals established for the awards are not attained. However, the plan administrator will have the discretionary authority to issue shares of our common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals are not attained.

Automatic Option Grant Program

     Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after we completed our initial public offering will automatically receive an option grant for 25,000 shares on the date the individual joins our board of directors, provided the individual has not been in our prior employ. In addition, on the date of each annual meeting of stockholders, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of common stock, provided the individual has served on our board for at least six months. Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee’s cessation of board service. The option will be immediately exercisable for all of the option shares and will be immediately fully-vested. Following the optionee’s cessation of board service for any reason, each option will remain exercisable until the earlier of (1) the expiration of the ten year option term or (2) the expiration of the 12 month period measured from the date of the optionee’s cessation of board service.

     There will be no limit on the number of 5,000-share annual option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more annual option grants over their period of board service. Stockholder approval of this proposal will also constitute pre-approval of each option granted under the automatic option grant program on the basis of the share increase that is the subject of this proposal and the subsequent exercise of those options in accordance with the terms of the program summarized above.

Director Fee Option Grant Program

     Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have a maximum term of ten years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option will be equal to the portion of the retainer fee invested in that option. The total spread on the option is the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares.

     The option will vest and become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (1) certain changes in the ownership or control of us or (2) the death or disability of the optionee while serving as a board member. Each option granted under the program will remain exercisable for vested shares until the earlier of (1) the expiration of the ten year option term or (2) the expiration of the three year period measured from the date of the optionee’s cessation of board service.

     Stockholder approval of this proposal will also constitute pre-approval of each option granted under the director fee option grant program on the basis of the share increase that is the subject of this proposal and the subsequent exercise of those options in accordance with the terms of the program summarized above.

Limited Stock Appreciation Rights

     Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers or non-employee board members as part of their option grants under the discretionary option grant program. Options with a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender or exchange offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (a) the greater of (1) the fair market value per share of our common stock on the date of surrender in connection with the hostile take-over and (2) the highest price per share of our common stock paid by the tender offeror in connection with the hostile take-over, over (b) the exercise price payable for such share.

Predecessor Plans

     All outstanding options under the predecessor plans that were transferred to our 1999 plan will continue to be governed by the terms of the agreements evidencing those options, and no provision of our 1999 plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of our common stock. However, the plan administrator has complete discretion to extend one or more provisions of our 1999 plan to the transferred options, to the extent those options do not otherwise contain such provisions.

     Certain of the options incorporated from the predecessor plans are subject to provisions providing for accelerated vesting upon a merger, sale of assets or in the discretion of the plan administrator. The plan administrator will have the discretion to extend the acceleration provisions of our 1999 plan to any or all of the options outstanding under the predecessor plans that do not otherwise provide similar acceleration provisions.

Stock Awards

     The table below shows, as to our chief executive officer, each of our other four other most highly compensated executive officers with base salary and bonus for the 2001 fiscal year in excess of $100,000, and the other individuals and groups indicated, the number of shares of common stock subject to option grants made under our 1999 plan for the period January 1, 2001 through March 1, 2002, together with the weighted average exercise price payable per share.

OPTION TRANSACTIONS

	NUMBER OF SHARES	WEIGHTED AVERAGE
	UNDERLYING	EXERCISE PRICE
NAME AND POSITION	OPTIONS GRANTED (#)	PER SHARE ($)

Ralph Rubio, President, Chief Executive Officer and Chairman of the Board	—	—

Joseph N. Stein, Chief Strategic and Financial Officer	61,250	$3.92

John Ramsay, Vice President of Franchise	5,000	$4.69

Alison Glenn-Delaney, Vice President of Marketing	45,000	$3.73

Theodore Frumkin, Vice President of Real Estate	9,115	$4.69

Stephen J. Sather, Former Vice President of Operations and Chief Operating Officer	31,250	$4.69

All current executive officers as a group (five persons)	120,365	$3.94

All current non-employee directors as a group (four persons)	80,000	$3.94

All employees, including current officers who are not executive officers, as a group (150 persons)	506,916	$4.25

     As of March 1, 2002, 1,434,911 shares of our common stock were subject to outstanding options under our 1999 plan, 54,387 shares underlying exercised options had been issued under our 1999 plan, and 840,759 shares remained available for future issuance, assuming stockholder approval of the 300,000-share increase which is the subject of this proposal.

New Plan Benefits

     No options have been granted to date under our 1999 plan on the basis of the share increase that is the subject of this proposal. However, the following non-employee board members, who are not currently standing for re-election, but who will continue to serve as directors, will receive an option grant for 5,000 shares of our common stock pursuant to the automatic option grant program on the date of our annual meeting: Mr. Anderson, Mr. Goodall and Mr. Ryan. In addition, Mr. Andrews, a current non-employee board member who is currently standing for re-election at the annual meeting will receive an option grant for 5,000 shares of our common stock upon his re-election to our board of directors at the annual meeting. The options will have an exercise price per share equal to the closing selling price per share of our common stock on the date of the annual meeting.

General Provisions

Acceleration

     If we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program will automatically accelerate and become fully vested, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program that preserves the spread existing on the unvested option shares and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The spread on an option share is the excess of the fair market value of the shares over the option exercise price payable for the shares. In addition, all unvested shares outstanding under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

     The plan administrator also has discretion to grant one or more options under the discretionary option grant program that will become fully vested for all the option shares if the optionee’s service with us or the successor entity is actually or constructively terminated within a designated period following any acquisition of us by merger or asset sale in which those options are assumed or otherwise continued in effect. The plan administrator also has discretionary authority to structure one or more outstanding options under the discretionary option grant program so that those options will fully vest immediately prior to a merger or asset sale, whether or not the options are assumed by the successor corporation.

     The plan administrator is also authorized under the discretionary option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control of us, whether by successful tender or exchange offer for more than 50% of our outstanding voting stock or by a change in the majority of our board of directors by reason of one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such change or upon the subsequent involuntary termination of the individual’s service within a designated period following such change in control.

     A change in control will be deemed to occur upon (1) the successful completion of a tender or exchange offer for more than 50% of our outstanding voting stock or (2) a change in the majority of our board of directors effected through one or more contested elections for board membership.

     If we are acquired by merger or asset sale, each outstanding option under the salary investment option grant program will automatically become fully vested immediately prior to the effective date of the corporate transaction. Any unexercised options remaining immediately following the corporate transaction will terminate and cease to be outstanding except to the extent assumed by the successor corporation. The shares subject to outstanding options under our salary investment option grant program will also immediately vest upon a change in control.

     Each automatic option grant will terminate and cease to be outstanding immediately following a merger or asset sale, except to the extent the options are assumed by the successor corporation.

     Under the director fee option grant program, if we are acquired by merger or asset sale while the optionee remains a board member, each outstanding option held by the optionee under this program will become fully vested immediately prior to the effective date of the corporate transaction. Any unexercised options remaining immediately following the corporate transaction will terminate and cease to be outstanding except to the extent assumed by the successor corporation. If a change in control occurs while the optionee remains in our service, each outstanding option held by the optionee under the director fee option grant program will immediately become fully vested.

     The acceleration of vesting in the event of a merger or asset sale or change in the ownership or control of us may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Stockholder Rights and Option Transferability

     No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, the options are normally exercisable only by the optionee. However, non-statutory options may be transferred or assigned during the optionee’s lifetime to one or more members of the optionee’s family or to a trust established for one or more such family members, to the extent the transfer is in connection with the optionee’s estate plan.

Changes in Capitalization

     If any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (1) the maximum number and/or class of securities issuable under our 1999 plan, (2) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances under our 1999 plan per calendar year, (3) the number and/or class of securities for which grants are subsequently to be made under the automatic option grant program to new and continuing non-employee board members, (4) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (5) the number and/or class of securities and the exercise price per share in effect under each outstanding option transferred from the predecessor plans to our 1999 plan and (6) the maximum number and/or class of securities by which the share reserve is to increase automatically each year. These adjustments will be designed to preclude any dilution or enlargement of benefits under our 1999 plan or the outstanding options thereunder.

Financial Assistance

     The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program or the purchase of shares under the stock issuance program through full-recourse, interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

     The plan administrator may provide one or more holders of non-statutory options or unvested share issuances under our 1999 plan, other than the options granted or the shares issued under the automatic option grant program or director fee option grant program, with the right to have us withhold a portion of the shares otherwise issuable to the individuals in satisfaction of the withholding taxes to which the individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow the individuals to deliver previously acquired shares of our common stock in payment of the withholding tax liability.

Amendment and Termination

     Our board of directors may amend or modify our 1999 plan at any time, subject to any required stockholder approval and applicable laws and regulations. Unless sooner terminated by our board of directors, our 1999 plan will terminate on the earliest of (1) March 17, 2009, (2) the date on which all shares authorized for issuance under our 1999 plan have been issued as fully-vested shares and (3) the termination of all outstanding options in connection with certain changes in control or ownership of us.

Federal Income Tax Consequences

Option Grants

     Options granted under our 1999 plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet those requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. For regular tax purposes, the optionee will not recognize any taxable income either at the time the incentive stock option is granted or at the time that option is exercised. However, the optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: (1) qualifying and (2) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition is granted and more than one year after the date the option for those shares is exercised. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (1) the amount realized upon the sale or other disposition of the purchased shares over (2) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (1) the fair market value of those shares on the exercise date over (2) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which the disposition occurs, equal to the excess of (1) the fair market value of the shares on the option exercise date over (2) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to the income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us if the optionee’s service terminates prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (1) the fair market value of the shares on the date the repurchase right lapses over (2) the exercise price paid for the shares. However, the optionee may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (1) the fair market value of the purchased shares on the exercise date over (2) the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when our repurchase right lapses.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which the optionee recognizes ordinary income.

Direct Stock Issuances

     The tax principles applicable to direct stock issuances under our 1999 plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

     We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.

Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Internal Revenue Code Section 162(m).

Accounting Treatment

     Option grants or stock issuances with exercise or issue prices equal to the fair market value of the shares at the time of issuance or grant generally will not result in any charge to our earnings, but we must disclose, in pro-forma statements to our financial statements, the impact those option grants would have upon our reported earnings were the value of those options treated as compensation expense. However, the number of outstanding options may be a factor in determining our earnings per share on a fully diluted basis.

     In addition, any option grants made to non-employee consultants, but not non-employee board members, will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. The charge will accordingly be adjusted to reflect the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. Should any outstanding options under our 1999 plan be repriced, then that repricing will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares which occurs between the date the option is repriced and the date the repriced option is exercised for those shares or terminates unexercised.

Vote Required

     The affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the proposed 300,000-share increase to the share reserve under our 1999 plan. Should stockholder approval not be obtained, then that share increase will not be implemented. However, our 1999 plan will continue in effect, and option grants and direct stock issuances may continue to be made under our 1999 plan until all the shares of common stock authorized for issuance under our 1999 plan, as in effect prior to the share increase that is the subject of this proposal, have been issued pursuant to such option grants and direct stock issuances.

Recommendation of our Board of Directors

     OUR BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN OUR BEST INTEREST AND THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL. OUR BOARD OF DIRECTORS BELIEVES THAT IT IS IN OUR BEST INTEREST TO MAINTAIN A STOCK INCENTIVE PROGRAM FOR OUR EMPLOYEES, OFFICERS, NON-EMPLOYEE DIRECTORS AND CONSULTANTS TO ATTRACT AND RETAIN THE SERVICES OF THOSE INDIVIDUALS ESSENTIAL TO OUR GROWTH AND FINANCIAL SUCCESS, TO MORE CLOSELY ALIGN INDIVIDUAL’S INTERESTS WITH THOSE OF OUR STOCKHOLDERS, AND TO ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN OUR SERVICE.

     UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY “FOR” THE APPROVAL OF THE AMENDMENT TO OUR 1999 STOCK INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

     Our board of directors has appointed the firm of Deloitte & Touche LLP, our independent public auditors for our 2001 fiscal year, to serve in the same capacity for our fiscal year ending December 29, 2002, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the selection of Deloitte & Touche LLP.

     If our stockholders fail to ratify the appointment, our board of directors will reconsider its selection. Even if the selection is ratified, our board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our board of directors believes that such a change would be in our stockholders’ and our best interest.

     A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if she or he desires to do so, and will be available to respond to appropriate questions.

     Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, for professional services rendered in connection with the audit of our annual financial statements for the fiscal year ended December 30, 2001 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $117,735.

     Financial Information Systems Design and Implementation Fees

     There were no professional services rendered by Deloitte & Touch LLP for information systems technology services relating to financial information design and implementation for the fiscal year ended December 30, 2001.

     All Other Fees

     The aggregate fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above under “Audit Fees” for the fiscal year ended December 30, 2001 were $27,888, including audit related services of $3,500 and non-audit related services of $24,388. Audit related services include the review of the company’s Franchise Offering Circular. Non-audit related services include tax return preparation and tax consulting.

     Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte.

Recommendation of our Board of Directors

     Our board of directors recommends that our stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 29, 2002.

OTHER MATTERS

     We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

     The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 1, 2002, by:

•	each person or group of affiliated persons known to own beneficially 5% or more of our common stock;

•	each director and director nominee;

•	each named executive officer listed in the Summary Compensation Table of the “Executive Compensation and Other Information” section of this proxy statement; and

•	all of our current directors and executive officers as a group.

     Percentage of ownership is based on 8,977,173 shares of common stock outstanding on March 1, 2002. The number of shares underlying options in the table below represent options that are exercisable within 60 days after March 1, 2002. Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after March 1, 2002 are included in the number of shares reported as beneficially owned in the table below and are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned

		Number of
		Shares
	Number of	Underlying
Name of Beneficial Owner	Shares	Options	Percent (%)

David A. Rocker(1)	843,424	0	9.4
Rocker Partners, L.P.
45 Rockefeller Plaza, Suite 1759, New York, NY 10111
Rafael Rubio(2)	800,000	0	8.9
Ralph Rubio(3)	1,160,100	4,500	12.9
Kyle A. Anderson(4)	1,541,812	15,000	17.1
Rosewood Capital L.P.
One Maritime Plaza, Suite 1330 San Francisco, CA 94111
Craig S. Andrews(5)	59,424	40,000	*
Jack W. Goodall	100,000	75,000	1.1
Timothy J. Ryan	42,500	40,000	*
Joseph N. Stein	91,896	76,896	1.0
John Ramsay	9,150	8,250	*
Alison Glenn-Delaney	8,000	7,000	*
Theodore Frumkin(6)	21,656	21,156	*
Stephen Sather	72,843	29,343	*
All current directors and executive officers as a group (nine persons)	3,034,538	287,802	32.8

  *     Less than 1% of the outstanding stock.

(1)   According to a Schedule 13G filed with the SEC on March 7, 2002, the shares reported as beneficially owned by Rocker Partners, L.P. includes 562,100 shares held by Rocker Partners, L.P., 244,390 shares held by Compass Holdings, Ltd. and 36,934 shares held by Helmsman Holdings, Ltd. According to the Schedule 13G, Mr. David A. Rocker has sole voting and dispositive power over the aggregate amount of 843,424 shares by virtue of his respective positions as the sole managing partner of Rocker Partners, L.P. and as the president of Rocker Offshore Management Company, Inc., the investment advisor to Compass Holdings, Ltd. and Helmsman Holdings, Ltd.

(2)   According to a Schedule 13G filed with the SEC on February 15, 2000, all 800,000 shares reported as beneficially owned by Mr. Rafael Rubio are held by the Rafael K. Rubio and Gloria G. Rubio Family Trust.

(3)   Mr. Ralph Rubio holds 1,138,640 of the shares in trust for the benefit of him and his family. Mr. Rubio holds 16,960 of the shares as custodian for his children.

(4)   The shares reported as beneficially owned by Mr. Kyle Anderson include 1,526,812 shares held by Rosewood Capital L.P. Mr. Anderson is a founding member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares. According to the Schedule 13G filed with the SEC on February 15, 2000, Rosewood Capital L.P. reported that it had sole voting and dispositive power over all 1,526,812 shares.

(5)   The shares reported as beneficially owned by Mr. Craig Andrews include 6,241 shares held by UMB Bank, Trustee for Retirement Trust for Craig Andrews and 4,680 shares registered to Mr. Andrews as custodian for his children.

(6)   The shares reported as beneficially owned by Mr. Theodore Frumkin include 500 shares held by Mr. Frumkin as custodian for Mara Frumkin.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides summary information concerning the compensation earned by the following named executive officers: our chief executive officer, each of our four other most highly compensated current executive officers whose salary and bonus for our 2001 fiscal year was in excess of $100,000 for services rendered in all capacities to us or our subsidiary for the fiscal year ended December 30, 2001, and Mr. Stephen Sather, our former vice president of operations and chief operating officer, who would have been among our four most highly compensated executive officers on the last day of our 2001 fiscal year had he not resigned on December 3, 2001.

     No executive officers who would have otherwise been included in this table on the basis of salary and bonus earned for our 2001 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. Mr. Sather received payments of $22,136 for accrued, but unused vacation, which is included under other annual compensation in the table below. None of our other named executive officers received perquisites or other personal benefits during fiscal 2001 that were in the aggregate equal to or greater than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. We have indicated this by placing a dash under other annual compensation in the table below.

     Mr. John Ramsay joined us as our vice president of franchise in March 2000. The table reflects his compensation during the period from March 13, 2000 through the end of our 2001 fiscal year. Ms. Alison Glenn-Delaney joined us as our vice president of marketing in February 2001. The table reflects her compensation during the period from February 26, 2001 through the end of our 2001 fiscal year.

     All Other Compensation for our 2001 fiscal year includes the following:

•   personal use of auto payments of $835 to Mr. Rubio.

•   an auto allowance of $5,400 and payments of $1,619 under our 401(k) plan to Mr. Stein.

•   an auto allowance of $5,400 and payments of $848 under our 401(k) plan to Mr. Ramsay.

•   relocation reimbursements of $66,923 and an auto allowance of $4,500 to Ms. Glenn-Delaney.

•   an auto allowance of $2,081 and payments of $1,769 under our 401(k) plan to Mr. Frumkin.

•   severance payments of $86,153 and matching payments of $1,226 under our 401(k) plan to Mr. Sather.

Summary Compensation Table

					Long-Term Competition

		Annual Compensation			Awards		Payouts

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Award(s)	Options/SARs(#)	Payouts($)	Compensation ($)

Ralph Rubio	2001	209,828	—	—	—	—	—	835
President, Chief	2000	209,828	—	—	—	10,000	—	985
Executive Officer, and	1999	209,828	—	—	—	—	—	985
Chairman of the Board Joseph N. Stein	2001	200,000	15,859	—	—	61,250	—	7,019

					Long-Term Competition

		Annual Compensation			Awards		Payouts

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Award(s)	Options/SARs(#)	Payouts($)	Compensation ($)

Chief Strategic and	2000	200,000	—	—	—	25,000	—	14,636
Financial Officer	1999	141,539	—	—	—	100,000	—	73,549
John Ramsay	2001	140,000	—	—	—	5,000	—	6,258
Vice President of	2000	110,385	14,000	—	—	20,000	—	44,621
Franchise		—	—	—	—	—	—	—
Alison Glenn-Delaney	2001	148,846	—	—	—	45,000	—	71,423
Vice President of Marketing
Theodore Frumkin	2001	104,032	6,300	—	—	9,115	—	3,850
Vice President of	2000	98,750	—	—	—	23,000	—	3,488
Real Estate	1999	86,000	16,380	—	—	—	—	3,262
Stephen J. Sather	2001	184,658	—	22,136	—	31,250	—	87,379
Former Vice President	2000	200,000	—	—	—	25,000	—	3,625
of Operations and	1999	191,920	—	—	—	47,000	—	3,746
Chief Operating Officer

Stock Options and Stock Appreciation Rights

     The following table contains information concerning the stock options granted to the named executive officers during our 2001 fiscal year. All the grants were made under our 1999 plan. We granted no stock appreciation rights to the named executive officers during our last fiscal year.

     Each option represents the right to purchase one share of our common stock. The options in this table are incentive stock options and non-qualified stock options granted under our stock option plans. The 30,000-share option grant made to Mr. Stein vests in equal monthly installments over a two-year period. The other options vest on the following schedule: 20% of the options vest after the completion of one year of service from the grant date and the remainder of the options vest in equal monthly installments over the next 48 months of service. To the extent not already exercisable, these options may also accelerate and become exercisable in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets. In the year ended December 30, 2001, we granted options to purchase an aggregate of 399,916 shares of our common stock to employees.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of Stock
	Securities	Options			Price Appreciation for Option
	Underlying	Granted to			Term
	Options	Employees in	Exercise	Expiration
	Granted	2001	Price ($/Sh)	Date	5% ($)	10% ($)

Ralph Rubio	—	—	—	—	—	—
Joseph N. Stein	31,250		$4.69	1/23/11	92,172	233,582
Joseph N. Stein	30,000		$3.12	11/30/11	58,865	149,174
John Ramsay	5,000		$4.69	1/23/11	14,748	37,373
Alison Glenn-Delaney	30,000		$4.06	2/28/11	76,599	194,118
Alison Glenn-Delaney	6,000		$3.05	10/25/11	11,509	29,165
Alison Glenn-Delaney	9,000		$3.06	12/18/11	17,320	43,892
Theodore Frumkin	9,115		$4.69	1/23/11	26,885	68,131
Stephen J. Sather	31,250		$4.69	1/23/11	92,172	233,582

     The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined on the basis of the closing selling price of our common stock as reported on the Nasdaq National Market on the date of grant.

     The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

     Aggregated Option Exercises in the Year Ended December 30, 2001 and Year-End Option Values

     The following table provides information, with respect to the named executive officers, concerning the exercise of options during our 2001 fiscal year and unexercised options held by them at of the end of that fiscal year. No stock appreciation rights were held by the named executive officers at the end of our 2001 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

					Value of Unexercised
			Number of Unexercised		In-The-Money Options at
			Options at FY-End(#)		FY-End($)
	Shares acquired	Value
Name	on exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ralph Rubio	—	—	3,833	6,167	—	—
Joseph N. Stein	—	—	55,778	130,472	—	11,000
John Ramsay	—	—	5,833	19,167	—	—
Alison Glenn-Delaney	—	—	0	45,000	—	6,510
Theodore Frumkin	—	—	16,810	28,765	15,164	2,152
Stephen J. Sather	—	—	82,343	73,907	101,740	—

     The value realized is calculated based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

     The value of unexercised in-the-money options at fiscal year-end is calculated based upon the market price of $3.49 per share, determined on the basis of the closing selling price per share of our common stock on the Nasdaq National Market on the last day of our 2001 fiscal year, less the option exercise price payable per share.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     We do not currently have formal employment contracts with any of our current executive officers.

Compensation Committee Interlocks and Insider Participation

     Our compensation committee of our board of directors currently consists of Mr. Anderson who serves as chairman of the committee, Mr. Goodall, and Mr. Ryan. None of these individuals was an officer or employee of us or our subsidiary at any time during our 2001 fiscal year or at any other time.

     During our 2001 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

     We entered into a consulting agreement with Mr. Goodall as discussed above under “Director Compensation.”

Compensation Committee Report on Executive Compensation

     It is the duty of the compensation committee to review and determine the salaries and bonuses of the company’s executive officers, including the chief executive officer, and to establish the general compensation policies for the executive officers. The committee also has the sole and exclusive authority to make discretionary option grants to the company’s executive officers under the company’s 1999 Stock Incentive Plan.

     The committee believes that the compensation programs for the company’s executive officers should reflect the company’s performance and the value created for the company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values and should reward individual contribution to the company’s success. The company is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to executives.

     General Compensation Policy. The committee’s policy is to provide the company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the company and their contribution to that performance and that are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (1) annual base salary, (2) incentive bonuses, the amount of which is dependent on both company and individual performance during the fiscal year, and (3) stock option awards designed to strengthen the mutuality of interests between the executive officers and the company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company’s financial performance and stock price appreciation rather than base salary.

     Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. The base salary for each officer reflects the salary levels for comparable positions from a comparative group of companies within the industry, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the committee. Each executive officer’s base salary is adjusted each year on the basis of (1) the committee’s evaluation of the officer’s personal performance for the year and (2) the competitive marketplace for persons in comparable positions. The company’s performance and profitability may also be a factor in determining the base salaries of executive officers. With respect to the base salary for Mr. Ralph Rubio, the company’s chief executive officer, it is the committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by company performance factors.

     Incentive Bonus. Generally, the annual incentive bonus for the company’s chief executive officer and other executive officers is based on specified objective performance measures selected by the committee. The actual bonus is calculated based on a percentage, which was 50% for our 2001 fiscal year, of the amount that pre-tax net income exceeds the pre-tax net income budget established for the current year, with the exception of Mr. Theodore Frumkin, whose bonus was based on new unit construction cost goals during fiscal 2001. Based on the company’s financial performance for fiscal year 2001, no bonuses were awarded to the company’s executive officers, except for Mr. Joseph Stein, whose bonus of $15,859 was a discretionary award made by the committee.

     Stock Options. Generally, stock option grants are made annually by the committee to each of the company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company’s common stock at a fixed price per share based on the market price on the grant date over a specified period of time of up to ten years. Each option generally becomes exercisable in a series of installments over a five-year period, contingent upon the officer’s continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the chief executive officer, is set by the committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

     The committee has established guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered performance-based. Non-performance based compensation paid to the company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, and the committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers for fiscal 2002 will exceed that limit. The company’s 1999 plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any action to limit or restructure elements of cash compensation payable to the company’s executive officers. The committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     Submitted by the compensation committee of the company’s board of directors:

Kyle Anderson, Chairman	Jack W. Goodall	Timothy Ryan

Audit Committee Report

     The following is the report of the audit committee with respect to the company’s audited financial statements for the fiscal year ended December 30, 2001, included in the company’s annual report on Form 10-K for that year.

     The audit committee has reviewed and discussed these audited financial statements with management of the company.

     The audit committee has discussed with the company’s independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the company’s financial statements.

     The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the company.

     Based on the review and discussions referred to above in this report, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission.

     Submitted by the audit committee of the board of directors of the company:

Craig Andrews, Chairman	Kyle Anderson	Timothy Ryan

Stock Performance Graph

     The graph depicted on the following page shows a comparison of cumulative total stockholder returns for us, the S&P 500 Index and the S&P Restaurants Index.

     (1)   The graph covers the period from May 21, 1999, the commencement date of our initial public offering of shares of our common stock through December 30, 2001.

     (2)   The graph assumes that $100 was invested on May 21, 1999 in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

     (3)   Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN*
AMONG RUBIO’S RESTAURANTS, INC., THE S & P 500 INDEX
AND THE S & P RESTAURANTS INDEX

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, none of the compensation committee report, the audit committee report, reference to the independence of the audit committee members or the stock performance graph is to be incorporated by reference into any prior filings, nor shall the reports, reference or graph be incorporated by reference into any future filings made by us under those statutes, nor shall the reports, reference or graph be deemed filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition to the indemnification provisions contained in our Restated Certificate of Incorporation and Bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

     Mr. Andrews, a company director, is a partner in the law firm of Brobeck, Phleger & Harrison, LLP, which serves as our legal counsel for general corporate and other matters. We also entered into a consulting agreement with Mr. Goodall, a company director, as discussed above under “Director Compensation.”

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2001 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for our 2001 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners, with the exception of Mr. Rubio who inadvertently failed to timely file two Form 4s for previously announced transactions that occurred in August and September 2001 and Mr. Goodall who inadvertently failed to timely file a Form 3 in connection with his appointment to our board of directors.

ANNUAL REPORT

     A copy of our annual report for our 2001 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

     We filed an annual report on Form 10-K with the SEC on or about April 1, 2002. Stockholders may obtain a copy of this report, without charge, by writing to the Secretary of the company, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

BY ORDER OF THE BOARD OF DIRECTORS

Ralph Rubio President, Chief Executive Officer and Chairman of the Board of Directors

Dated: April 12, 2002

Directions to the Rubio’s Restaurants, Inc.
Annual Meeting of Stockholders
at
Edwards Theatre—San Marcos
1180 W. San Marcos Boulevard
San Marcos, CA 92069
at
10:00 a.m. (Pacific Time)
on
June 5, 2002

From Interstate 5 North or South, exit at Palomar Airport Road and go east.

Palomar Airport Road will turn into San Marcos Boulevard.

The theatre is located approximately 9 miles from the freeway and is on the left hand side of the street.

RUBIO’S RESTAURANTS, INC.
PROXY

Annual Meeting of Stockholders, June 5, 2002

This Proxy is Solicited on Behalf of the Board of Directors of
Rubio’s Restaurants, Inc.

     The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on June 5, 2002 and the proxy statement and appoints Ralph Rubio and Alison Glenn-Delaney and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at our annual meeting of stockholders to be held at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California 92069 on Wednesday, June 5, 2002 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.	To elect the following director to serve for a three-year term ending upon the 2005 annual meeting of stockholders or until their successors are duly elected and qualified: Please check either “FOR” or “WITHHOLD AUTHORITY TO VOTE”.

Craig S. Andrews	FOR	WITHHOLD AUTHORITY TO VOTE

2.	To approve an amendment to our 1999 Stock Incentive Plan that will increase the number of shares of our common stock authorized for issuance under our 1999 plan by an additional 300,000 shares to 2,224,608 shares.

FOR	AGAINST	ABSTAIN

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 29, 2002. Please check one of the following:

FOR	AGAINST	ABSTAIN

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

     Our board of directors recommends a vote FOR the director listed above and a vote FOR each of the listed proposals. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the director listed above and FOR the other proposals.

     Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Please sign your name:

(Authorized Signature(s))

Date: